Exhibit 10.36

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “First Amendment”) is entered into as of the 30th day of August, 2005, by and between Massachusetts Institute of Technology, a Massachusetts education corporation (“Lessor”), with an address of 238 Main Street, Cambridge, Massachusetts 02142 and Elixir Pharmaceuticals, Inc., a Delaware corporation and successor-in-interest to Centagenetix, Inc. (“Lessee”), with an address of 1 Kendall Square, Building 100, Cambridge, Massachusetts 02139.

RECITALS:

WHEREAS, Lessor, as lessor, and Centagenetix, Inc. (“Centagenetix”), as lessee, entered into that certain Lease dated January 16, 2002 (referred to herein as the “Lease”) for certain premises consisting of 19,711 rentable square feet (referred to herein as the “Original Leased Premises”) in the Building having an address of 12 Emily Street, Cambridge, Massachusetts, all as more particularly described in the Lease. The Original Leased Premises is located partially on part of the first floor of the Building and partially on the second floor of the Building; and

WHEREAS, Centagenetix merged into Lessee on or about February 4, 2003 and, as a result, Lessee is the successor in interest to Centagenetix’s interest as lessee under the Lease; and

WHEREAS, Lessor, pursuant to that certain Consent to Sublease (the “Consent”) dated January 10, 2005, consented to Lessee’s sublease of approximately 1,600 rentable square feet of space on the first floor of the Leased Premises (“Sublet Premises”) to Peptimmune, Inc., a Delaware corporation (“Sublessee”), pursuant to a sublease dated December 23, 2004, by and between Lessee and Sublessee (“Sublease”); and

WHEREAS, under Section 3.2 of the Lease, Lessee has an option (therein defined as “the Extension Option”) to extend the initial Term of the Lease as to the Original Leased Premises, all as more particularly set forth therein; and

WHEREAS, Lessee has requested that Lessor modify the Lease so as to permit Lessee, if it should so elect, to exercise the Extension Option only with respect to a portion of the rentable area of the Original Leased Premises which is located on the first floor of the Building (such portion of the rentable area of the Original Leased Premises is hereinafter defined as the “Reduced Option Space”); and

WHEREAS, in order to permit Lessee to exercise the Extension Option with respect to only the Reduced Option Space without adversely affecting the leaseability, marketability and utility of the balance of the Original Leased Premises, it will be necessary to create common areas within portions of what constituted the Original Leased Premises; and

WHEREAS, attached hereto as Exhibit A is a plan (the “First Floor Plan”) on which is shown (a) space (the “First Floor Terminated Space”) identified thereon as the “First Floor Terminated Space”, (b) space identified as the “Common Area” (the “Common Area”) and (c) space (the “Reduced Option Space”) identified thereon as the “Sublet and Animal Facility Premises”); and

WHEREAS, the First Floor Terminated Space, the Common Area, the Reduced Option Space are all included within the part of the Original Leased Premises which is located on the first floor of the Building and the balance (the “Second Floor Terminated Space”) of the Original Leased Premises is located on the second floor of the Building; and

WHEREAS, in order to permit Lessee to exercise the Extension Option only with respect to the Reduced Option Space, the rentable square footage of the Reduced Option Space must be increased by adding thereto, a portion of the rentable square footage of the Common Area notwithstanding that the Common Area will not be included within the Reduced Option Space; and

WHEREAS, the rentable areas of the First Floor Terminated Space, the Common Area and the Reduced Option Space have not been separately measured at the date of this Second Amendment; and

WHEREAS, under the terms of Section 20.0 of the Lease, the Lessee was required to deliver a security deposit in the amount of $350,000.00 but failed to do so; and

WHEREAS, under the terms of Section 20.0 of the Lease, the original security deposit was subject to a reduction of $60,775.78 per annum to a minimum of $182,326.75; and

WHEREAS, Lessor has agreed to reduce the Security Deposit to $100,000.00 subject to and in accordance with the terms hereinafter set forth; and

WHEREAS, Lessor is willing to permit Lessee the additional right to exercise the Extension Option with respect to the Reduced Option Space upon the terms and conditions hereinafter set forth provided that the Lease is amended as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Lessor and Lessee agree as follows:

1. Any capitalized terms used in this First Amendment and not defined herein shall have the meaning as set forth in the Lease.

2. Section 3.2 of the Lease is hereby amended by adding the following at the end thereof:

“A. Reduced Space Option. Notwithstanding anything contained in this Section 3.2 to the contrary, Lessee may, at its option (the “Reduced Space Option”) elect to exercise the Extension Option as to only that part of the Original Leased Premises which constitutes the Reduced Option Space, provided that Lessee states in its notice of extension that it is exercising such option solely with respect to the Reduced Option Space. If Lessee shall so elect to exercise the Reduced Space Option, Lessor shall deliver to Lessee, simultaneously with Lessor’s determination of Fair Market Rent for the Reduced Option Space under Section 4.2 below, Lessor’s determination of the location and layout of the Reduced Option Space, prepared in accordance with the provisions of clauses (a) through (e) below, and the Rentable Area of the Reduced Option Space, as well as the Common Area and the First Floor Terminated Space, which shall have been measured by Lessor in accordance with a measurement method (the “Measurement Method”) selected by Lessor, but all of Lessor’s costs in connection with such measurement shall be borne by Lessee and Lessee shall reimburse Lessor for such costs within fifteen (15) days after being billed therefor:

(a) The Rentable Area of the Reduced Option Space shall be the sum of the Rentable Area of the Reduced Option Space as determined by Lessor plus the Lessee’s Share of the Common Area (as said term is hereinafter defined), as determined by Lessor. As used herein, the term “Lessee’s Share of Common Area” shall mean a fraction, the numerator of which fraction shall be the sum of the rentable square footage of the Common Area (as determined by Lessor pursuant to this Section 2) plus the rentable square footage of the Reduced Option Space (prior to the inclusion of Lessee’s Share of the Common Area), and the denominator of which fraction shall be the rentable square footage of the entire portion of the Original Leased Premises which is located on the first floor of the Building, as determined by Lessor.

(b) Although the configuration of the Common Area and the Reduced Option Space as shown on the First Floor Plan reflect the approximate layout and configuration of those parts of the first floor portions of the Original Leased Premises existing at the date hereof, (x) alterations to (1) the Reduced Option Space and/or (2) the Common Area and/or (3) the First Floor Terminated Space and/or (4) the Second Floor Terminated Space and/or (5) the lobbies, entrances, doors and restrooms in or serving the same (the areas described in clause (1) through (5) being hereinafter collectively called the “Affected Areas”) may be required by the Lessor in order that the Affected Areas fully comply with all laws, ordinances, directions, rules and regulations (collectively the “Laws”) of all federal, state, City local and other governmental. authorities having jurisdiction thereof including, without limitation, all Laws relating to (i) use of the Reduced Option Space as a separate demised premises, (ii) the use of the Common Areas for access to the First Floor Terminated Space and other parts of the Building by the public and/or other tenants and their employees and invitees, (iii) demising walls between the First Floor Terminated Space and Common Area and/or demising walls between the Common Area and the Reduced Option Space (collectively all of the foregoing are hereinafter called the “Reduced Space Impacts”) and/or (y) alterations to the Affected Areas may be required by Lessor to take into account the impact (“Utility Impacts”) of the separation of the Reduced Option Space from the First Floor Terminated Space and/or Common Areas (and also the separation of other parts of the Affected Areas) upon electric, HVAC and other utilities which serve in common the Reduced Option Space together with all or any part of the First Floor Terminated Space and/or the Common Area or other parts of the Affected Area, all as determined by Lessor, and, accordingly,

Lessor shall have the right to review and approve all Reduced Space Impacts and all Utility Impacts and to modify the layout and configuration of the Reduced Option Space, Common Area and other Affected Areas and to separate out the utilities serving the same, in each case, as Lessor may elect;

(c) If there are any Reduced Space Impacts or Utility Impacts as determined by Lessor, the out of pocket cost of all work, materials, plans and permits (the “Reduced Space Related Work”) related thereto shall be borne by Lessee (except that if replacement of the existing demising wall which divides the Common Area from the First Floor Terminated Space is required in order for such demising wall to comply with applicable Laws, the cost (the “Wall Cost”) of such replacement demising wall thereof shall be borne by Lessor) and, except for the Wall Cost, the Lessor will not have any obligation to make or pay for any alterations or improvements to, or in connection with, the Reduced Option Space, the Common Areas or the First Floor Terminated Space or any other Affected Area, it being understood and agreed by Lessee that it will be accepting the Reduced Option Space and Common Area in an “as is” condition;

(d) Lessor shall have the right to reconfigure the Common Area and to the extent affected thereby, the Reduced Option Space and First Floor Terminated Space if Lessor determines that any reconfiguration (1) is required by Lessor due to Utility Impacts or (2) is necessary under applicable Laws in order for any part of the Common Areas to serve (i) the First Floor Terminated Space or (ii) the Reduced Option Space, (iii) any part of the Common Area or (iv) other parts of the Building and, if Lessor requires any such reconfiguration, the terms “Common Area”, “Reduced Option Space” and First Floor Terminated Space” shall mean such Common Area, Reduced Option Space and First Floor Terminated Space as so reconfigured.

(e) If (i) Lessee exercises the Reduced Space Option and (ii) Lessor gives written notice (an “Impact Notice”) to Lessee that Lessor has determined that there are Reduced Space Impacts and/or Utility Impacts which Lessor will not approve unless there are modifications to the Reduced Option Space and/or the Common Areas and/or other Affected Areas as required by Lessor, then Lessee shall have the right (the “Rescission Right”) to rescind its exercise of the Reduced Space Option by giving written notice to Lessor within fifteen (15) days (the “Rescission Period”) after Lessor has given the Impact Notice to Lessee. Failure of Lessee to exercise such Rescission Right within the Rescission Period shall be deemed a waiver of such right for all purposes. If Lessee does not exercise such Rescission Right within such time period as aforesaid, then Lessee shall be bound by all modifications and changes to the layout and configuration of, and all changes in any utility serving, any part of the Affected Areas, including, without limitation, the Reduced Option Space and all costs related thereto shall constitute Reduced Space Related Work.

B. If Lessee exercises the Extension Option with respect to the Reduced Option Space, Lessee shall not have the right to thereafter exercise the Extension Option with respect to the Original Leased Premises. If Lessee exercises the Extension Option with respect to the Original Leased Premises, Lessee shall not thereafter have the right to exercise the Extension Option with respect to the Reduced Option Space.

C. Reduced Space Option Lease Modifications. If Lessee exercises the Extension Option with respect to the Reduced Option Space in accordance with this Section 3.2, then, effective as of commencement of the Extension Term, the following shall automatically apply:

(a) The Reduced Option Space shall constitute the Leased Premises and the term “Leased Premises” shall, from and after such date, be the Reduced Option Space;

(b) The First Floor Terminated Space, the Second Floor Terminated Space and the Common Areas shall cease being part of the Leased Premises and Lessee shall be deemed to have surrendered and released all rights, claims and interests therein, except that the Lessee shall, subject to such rules and regulations as Lessor may adopt from time to time, have the non-exclusive right in common with others entitled thereto from time to time to (i) use the lobby and corridors within the Common Area for pedestrian access to and from the Reduced Option Space, (ii) use the restroom facilities within the Common Areas for normal restroom purposes and (iii) use the area within the Common Area designated “Ship-Receive” for shipping and receiving;

(c) Lessor shall, subject to compliance with the procedures hereinafter set forth, have the right and easement to enter the Reduced Option Space through the door and entryway area marked “ERoom Entry” for access to and from the Electric Room—A as shown on the Plan. Except in the case of emergency, Lessor shall (i) give Lessee reasonable notice (which may be written or oral) prior to exercising its rights under this clause (c), (ii) Lessee shall have the right to have a representative of Lessee present during such access (and Lessor and Lessee will reasonably coordinate with each other so that Lessee may have its representative present) and (iii) any employee or other agent or contractor authorized by Lessor to use such access for such purposes shall follow all reasonable entry procedures in place and as to which Lessor has received prior written notice, but in any event including a requirement to wear booties, coats and caps when accessing the ERoom through such access area (provided that such booties, coats and caps are provided by Lessee);

(d) The Rentable Area of the Leased Premises shall, for and with respect to periods from and after the first day of the Extension Period (but not for periods prior thereto), be deemed to be the Rentable Area of the Reduced Option Space (inclusive of Lessee’s Share of the Common Area) as determined by Lessor pursuant to this Section 2;

(e) The Lessee’s Share (Taxes) shall for and with respect to periods from and after the first day of the Extension Term (but not for periods prior thereto) be a fraction expressed as a percentage, the numerator of which shall be the Rentable Area of the Reduced Option Space (inclusive of Lessee’s Share of the Common Area) and the denominator of which shall be the Rentable Area of the Building (subject to adjustment as set forth in the Lease);

(f) The Lessee’s Share (Operating Expenses) shall for and with respect to periods from and after the first day of the Extension Term (but not for periods prior thereto) be a fraction expressed as a percentage, the numerator of which shall be the Rentable Area of the Reduced Option Space (inclusive of Lessee’s Share of the Common Area) and the denominator of which shall be the Rentable Area of the Building (subject to adjustment as set forth in the Lease);

(g) The Basic Rent for the Reduced Option Space will be determined in accordance with the Lease except that in lieu of the portion of Section 4.1(a)(ii) which reads “but in no event less than the Basic Rent payable by Lessee hereunder for the last Lease year preceding the commencement of such Extension Term.”, the following shall apply “but in no event shall the Basic Rent for the Reduced Option Space be less than an amount equal to the Basic Rent per rentable square foot of the Leased Premises payable by Lessee under the Lease for the last Lease Year preceding the commencement of such Extension Term multiplied by the Rentable Area of the Reduced Option Space (inclusive of the Lessee’s Share of Common Area); and

(h) Paragraph 9.0 of the Lease will be deemed deleted and the following shall be deemed substituted therefor:

“9.0 Parking. Lessee shall have the right, without additional payment of Basic Rent, to occupy only the Reduced Parking Percentage (as said term is hereinafter defined) of the parking spaces located on the Land on the south side of the Building as shown on Exhibit A (the “Onsite Parking Area”) attached to this First Amendment. Lessee’s Share (Taxes) and Lessee’s Share (Operating Expenses) with respect to the Onsite Parking Area shall be the Reduced Parking Percentage. In addition, Lessee shall have the right to contract for up to the Offsite Number (as said term is hereinafter defined) of additional parking spaces on Lessor’s parking area located at 128 Sydney Street or at a similar parking area located within 500 feet of 128 Sydney Street (the “Offsite Parking Area”) at a fair market rent (which is currently $165.00 per space per month). Lessee’s right to use of spaces in the Onsite Parking Area shall be on an unreserved, non-exclusive basis in common with others entitled thereto provided, however, that Lessor shall have the right, should it so elect, to, from time to time, designate the location of parking spaces which may be used by Lessee within the Onsite Parking Area. Lessee’s use of the Offsite Number of parking spaces within the Offsite Parking Area shall also be on a non-exclusive, unreserved basis except to the extent that Lessor, from time to time, designates spaces for the exclusive use of Lessee, in which case, Lessee shall be entitled only to make use of the exclusive spaces. Use of all parking spaces in either the Onsite Parking Area and/or Offsite Parking Area shall be subject to such rules and regulations as the Lessor may adopt from time to time. In no event shall Lessee be entitled to make use of any spaces in the Onsite Parking Area or Offsite Parking Area which are designated for handicapped usage nor (subject to Lessee’s right to use the Reduced Parking Percentage of parking spaces in the Onsite Parking Area and the Offsite Number of parking spaces in the Offsite Parking Area) which are designated as reserved for others. As used herein, the term “Reduced Parking Percentage” shall mean a fraction expressed as a percentage, the numerator of which shall be the Rentable Area of the Reduced Option Space (inclusive of Lessee’s Share of the Common Area) and the denominator of which shall be the Rentable Area of the Building (subject to adjustment as set forth in the Lease). As used herein, the term “Offsite Number” shall mean a number equal to the Reduced Parking Percentage multiplied by fifteen (15).”

Upon request of Lessor, Lessee shall execute and deliver an amendment to the Lease setting forth the matters set forth in Sections (a) - (h) above.

D. Sublease Extension Option. In the event that Lessee exercises the Extension Option under the Lease as to either the entire Original Leased Premises or only as to the Reduced Option Space so as to extend the initial Term for the Extension Term, in accordance with the Lease, as amended by this First Amendment, and provided that (a) the Basic Rent (determined on per rentable square foot basis) applicable to such Sublease extension is at least equal to the Basic Rent (determined on a square foot basis) under this Lease for the Extension Term under the Lease, (b) no default on the part of the Sublessee shall have occurred under the Sublease or the Consent, then Lessor will (if requested by Lessee) consent to the exercise by the Sublessee of the extension option set forth in Paragraph 19 of the Sublease, subject, however, to all the terms and conditions set forth in the Consent but such consent to the Sublessee’s exercise of its extension option under the Sublease shall not constitute or be deemed an agreement of Lessor to recognize the Sublease or any such extension of the Sublease Term in the event this Lease is ever terminated.

E. Discussions with Sublessee for Direct Lease. If (a) Lessee notifies Lessor in writing at least seven (7) months prior to the expiration of the Term that Lessee has elected not to exercise the Extension Option and waiving all right to exercise such Extension Option and (b) in the same notice requests that Lessor make a proposal to Sublessee to directly lease the Reduced Option Space to the Sublessee commencing as of the expiration of the initial Term, then, provided that no default on the part of the Sublessee shall have occurred or be threatened under the Sublease and the Sublessee shall be in occupancy of the entire sublet premises, Lessor will attempt to contact the Sublessee directly to discuss with the Sublessee the possibility of entering into a direct lease between the Lessor and the Sublessee for the Reduced Option Space for a term which would commence upon the expiration of the Term of this Lease for a period of years and for a rent as determined by Lessor and containing such other terms and conditions as the Lessor may require but Lessor shall have the right to terminate any and all such discussions and/or related proposals at any time without liability or obligation to the Lessee or Sublessee and, in no event, shall Lessor have any obligation or liability to Lessee or Sublessee if, for any reason, Lessor and Sublessee do not enter into a final lease.

F. If the Lessee exercises the Extension Option with respect to the Reduced Option Space, then the Additional Rent payable by Lessee under the Lease on account of Operating Expenses and Taxes for the part of the fiscal year which is prior to the commencement date of the Extension Term shall be computed and paid by Lessee using Lessee’s Share (Operating Expenses) and Lessee’s Share (Taxes) as in effective for the lease year immediately preceding commencement of the Extension Term.

G. Extension of Letter of Credit: For its Security Deposit, Lessee has provided Lessor a letter of credit (“LC”) in the amount of $100,000.00 which expires on July 31, 2007. It shall be a condition to the Lessee’s right to exercise the Extension Option that Lessee shall have first provided Lessor with an amendment to the LC (at Lessee’s sole cost and expense) which extends the expiration date of the LC to the date which is sixty (60) days after the expiration date of the Extension Term, all in form and substance satisfactory to Lessor.

3. Paragraph 3.3 of the Lease entitled “Expansion Option” is hereby deleted from the Lease.

4. Security Deposit Reduction; Draw Language;

(a) The term “Security Deposit” as set forth in Section 1.0 of the Lease is hereby deleted and the following is substituted therefor: “Security Deposit: $100,000.00”.

(b) Section 20.0 of the Lease (entitled “Security Deposit”) is hereby amended by deleting the last two sentences thereof which read as follows: “So long as an Event of Default has not occurred and is continuing, then commencing on the first anniversary the Commencement Date, the required amount of the Security Deposit may be reduced annually by the sum of $60,775.78 on that date and each anniversary of that date until the amount of the Security Deposit has been reduced to $182,326.75. At no time during the Term will the Security Deposit be less than $182,326.75.”

(c) Notwithstanding anything contained in the Lease to the contrary, Lessee shall deposit the Security Deposit in the amount of $100,000.00 with Lessor upon execution and delivery of this First Amendment by Lessee, irrespective of whether such Security Deposit is in cash or in the form of a letter of credit and for purposes of the Lease, as amended by this First Amendment, the term “Security Deposit” shall mean and include all cash security and any Letter of Credit deposited with Lessor pursuant to Section 20.0 of the Lease as amended by this First Amendment.”

(d) Without limiting any other term or provision of Section 20.0 of the Lease, Lessor may also draw upon the LC in whole or in part by providing the beneficiary statement/certification called for under the LC. If Lessor draws upon the LC, it may use and apply the proceeds thereof only for the purposes contemplated by Section 20.0 of the Lease.

5. Lessor and Lessee each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Amendment. In connection with this Amendment, Lessor and Lessee shall indemnify and hold each other harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder with whom the respective party has engaged or dealt.

6. Subject to the limitations set forth in the last sentence of this Section, Lessee hereby acknowledges that to the best of Lessee’s knowledge, information and belief (i) Lessee does not have any undischarged obligations under the Lease to perform any improvements to the Leased Premises, or otherwise; (ii) there are no offsets or defenses that Lessee has against the full enforcement of the Lease by Lessor; and (iii) Lessor is not in any respect in default of any term or condition of the Lease, nor is Lessee aware of any condition which, with the giving of notice, the passage of time, or both, would constitute an event of default under the Lease by Lessor.

7. Except as expressly modified by this First Amendment, the Lease shall remain in full force and effect, and as further modified by this First Amendment, is expressly ratified and confirmed by the parties hereto. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

8. This First Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

9. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

[Remainder of page intentionally left blank. Signatures appear on next following page.]

IN WITNESS WHEREOF, the undersigned executed this First Amendment as of the date and year first written above.

LESSOR:

MASSACHUSETTS INSTITUTE
OF TECHNOLOGY

By:	/s/ Steven C. Marsh
Name:	Steven C. Marsh
Title:	Managing Director, Real Estate

LESSEE:

ELIXIR PHARMACEUTICALS, INC.

By:	/s/ Karen L. Roberts
Name:	Karen L. Roberts
Title:	VP Finance & Admin

EXHIBIT A

PLAN SHOWING FIRST FLOOR TERMINATED SPACE,

COMMON AREA AND REDUCED OPTION SPACE